BINDING LETTER OF INTENT

This Binding Letter of Intent (this “LOI”) is entered into by and between Stevia Agritech Corp., a Nevada corporation (the “Company”), and Rightscorp, Inc., a Delaware corporation  (“Rightscorp”).

BACKGROUND AND PURPOSE

A.           The Company is a fully reporting publicly traded company with the ticker symbol “STVE” on the United States over-the-counter bulletin board (OTCBB) securities market.

B.           The Company wishes to acquire Rightscorp through a reverse acquisition and believes Rightscorp to have a valuable technology and intellectual property rights related to policing copyright infringement on the Internet.

C.           The Company and Rightscorp wish to enter into a reverse triangular merger transaction (the “Merger”) whereby a wholly-owned subsidiary of the Company will merge into Rightscorp  and the Company will issue to the stockholders of Rightscorp (which will include holders of common stock, preferred stock, promissory notes and warrants of Rightscorp) no more than approximately 52,500,000 shares of common stock of the Company.

D.           The parties wish to enter into this LOI which states that the closing of the Merger will occur upon completion of the conditions as set forth herein and in a formal, definitive agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual agreements and representations contained herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1.           This LOI constitutes a binding agreement with regard to the various matters set forth herein and shall become effective on execution of this LOI. The Company understands that time is of the essence with respect to an advance in the amount of $200,000 and hereby agrees to provide such an advance of $200,000, in immediately available funds, upon execution of this LOI and the completion of due diligence of the Company by Rightscorp and its representatives. Such advance will be subject to the terms and conditions of a promissory note in the form of Exhibit A (the “LOI Advance”).

2.           The Company and Rightscorp agree that they will enter into a mutually agreed upon definitive agreement containing substantially the same terms and provisions as set forth in Paragraphs 3-16 of this LOI within thirty (30) days from the date of execution of this LOI (the “Definitive Agreement”).

3.           Upon the satisfaction of the conditions set forth herein and in the Definitive Agreement, the Company will acquire all of the issued and outstanding shares of capital stock of Rightscorp in exchange for the issuance to the stockholders of Rightscorp of approximately 52,500,000 shares of common stock of the Company (which amount includes shares of common stock reserved for the conversion of all issued and outstanding shares of preferred stock and convertible promissory notes, and issuance stock options of Rightscorp). At the Closing, Rightscorp shall become a wholly-owned subsidiary of the Company and the note evidencing the LOI Advance shall be cancelled as an intercompany loan in connection with the Merger.

4.           The closing of the Merger (the “Closing”) shall occur on or before thirty (30) days from the date on which Rightscorp completes the audit of its financial statements as required to be filed by the Company upon the Closing in accordance with the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and approval by its stockholders and note holders of the Definitive Agreement and the transactions contemplated thereunder and hereunder. Immediately prior to the Closing, the Company will have 22,500,000 shares of common stock, on a fully diluted basis, issued and outstanding, excluding any shares of common stock issued pursuant to the Financing.

5.           After the Closing, the Company will be managed by Rightscorp’s current management and board of directors, or such other members of management and/or the board of directors as Rightcorp shall designate. The existing board of directors and officers of the Company will resign effective as of the Closing and be replaced by officers and directors to be designated by Rightscorp.

6.           The Closing and completion of the Merger shall be subject to each of the following each of which may be waived by Rightscorp in its sole discretion:

•
the Company shall have no more than $1,000 in liabilities (contingent or otherwise), no binding agreements or contracts (other than those contemplated by the Merger and disclosed in this LOI) and nominal operations;

•	the Company’s common stock shall be DTC eligible; and

•	the Company shall be in compliance with the reporting requirements of the Exchange Act;

•	the Company shall not be required to make any filings with any securities regulators outside of the United States;

•	the Company’s common stock shall be quoted on the OTCBB; and

•	the Company shall have provided Rightscorp with written resignations of all of the Company’s directors and officers.

7.           Upon execution of this LOI, the Company will enter into an agreement (the “Financing Agreement”) with Hartford Equity Inc. (“Hartford”) under which Hartford or its associates will commit to providing financing of not less than $2,050,000 within fourteen (14) months of the Closing as follows (the “Financing”):

•
Concurrently with execution of this LOI, Hartford or its associates will purchase $200,000 of common stock of the Company pursuant to the Financing Agreement. This amount will be used to fund the LOI Advance referenced in Paragraph 1 above.

•	At the Closing, an amount equal to $200,000 at a price of $0.50 per share of common stock, to the Company.

•
No less than $150,000 per month in shares of common stock of the Company at a price of 0.50 per share shall be purchased by the investor on the first day of each month after the Closing until the entire $2,050,000 is invested in the Company no later than fourteen (14) months from the Closing.

•
The investor will enter into a standard form of securities purchase agreement and warrant for each tranche of equity funding.  Under the terms of the Financing, for each dollar invested, the investor making such investment will be issued two (2) shares of common stock of the Company and a warrant to purchase two (2) shares of common stock of the Company with an exercise price of $0.75 per share with a term of eighteen (18) months.

8.           The Company shall have no more than 83,200,000 shares of common stock issued and outstanding after completion of the full $2,050,000 Financing, excluding any shares of common stock issuable under outstanding warrants and options. In the event the Financing is not completed within the period set forth in Paragraph 7, the stockholders of Rightscorp will be issued additional shares of common stock of the Company in an amount that will reduce the ownership percentage of the current stockholders of the Company as set forth on Exhibit B to an amount equal to Actual Financing Amount/$2,050,000 multiplied by 30%.

9.           Upon completion of the full $2,050,000 Financing, all of the issued and outstanding shares of preferred stock of Rightscorp and any convertible promissory notes of Rightscorp shall be automatically converted into shares of common stock of the Company. As a condition to Closing, Rightscorp shall obtain the written consent of its holders of preferred stock and convertible promissory notes to the transactions contemplated herein and the aforementioned automatic conversion.

10.           Immediately prior to the Closing, Rightscorp will terminate its existing option plan and all outstanding options. After the Closing, Rightscorp will issue new options under an option plan to be adopted by the Company to such previous holders of its stock options.

11.           All legal, accounting or other fees and expenses of the Company and Rightscorp related to the Merger shall be paid for by the Company prior to or immediately after the Closing.  The Company shall advance any such fees and expenses and such advances shall be in addition to the LOI Advance and the amount due at Closing. The total amount of all such legal, accounting and other fees and expenses of the Company and Rightscorp paid or advanced by the Company shall be offset against the aggregate Financing amount.

12.           Rightscorp represents that the board of directors of Rightscorp has approved this LOI and the transactions contemplated hereunder.

13.           Rightscorp hereby grants to the Company a revocable license to use the name “Digital Rights Protection Corp.” or any variation thereof not currently used by Rightscorp and, upon execution of this LOI, the Company may undertake to change its name to “Digital Rights Protection Corp.” or a mutually agreed upon name not used by Rightscorp.  Rightscorp further agrees to provide consents, as may be required by the Company to make filings for the use of such name; provided, however, that in no event shall Rightscorp be precluded from continuing to use any names currently used by Rightscorp; provided further, however, Rightscorp may at any time revoke the license and the Company shall thereafter immediately change its name to a name that is not the same or similar to Digital Rights Protection Corp.

14.           The parties intend for the post-Closing and post-Financing capitalization table of the Company to be substantially as attached hereto as Exhibit B. Any update to Exhibit B between now and the execution of the Definitive Agreement will have no effect on total number of shares (52,500,000) reserved and/or issuable by the Company to Rightscorp stockholders.

15.           The Company shall advance any audit fees necessary to obtain an audit and comply with the filing requirements of the Exchange Act.  Any advances by the Company under this Paragraph 14 for audit fees prior to the Closing shall be in addition to the LOI Advance and amount to at Closing, and shall be offset against the aggregate Financing amount.

16.           The Definitive Agreement shall contain customary representation and warranties, covenants and indemnification provisions as shall be mutually agreed upon by Rightscorp and the Company.

17.           In consideration of the time and effort the Company will incur to pursue this transaction, Rightscorp agrees that, from the date of execution of this LOI (or, if sooner, until such time as this LOI is terminated) until the Closing, neither Rightscorp nor any person or entity acting on its behalf will in any way directly or indirectly (i) solicit, initiate, encourage or facilitate any offer to directly or indirectly purchase Rightscorp or any of its material assets or equity, (ii) enter into any discussions, negotiations or agreements with any person or entity which provide for such purchase, or (iii) provide to any persons other than its stockholders or the Company or its representatives any information or data related to such purchase or afford access to the properties, books or records of Rightscorp to any such persons. If Rightscorp, or its representatives receive any inquiry or proposal offering to purchase Rightscorp or any part of its assets or equity, Rightscorp will promptly notify the Company.

18.           No party hereto will make any disclosure or public announcements of the proposed transactions, the LOI or the terms thereof without the prior consent of the other party, which shall not be unreasonably withheld, or except, and only to the extent, as required by the applicable rules and regulations of the Securities and Exchange Commission.

19.           Prior to the Closing, the Company and its representatives shall maintain the confidentiality of all confidential information that is provided to the Company by Rightscorp or its representatives except to the extent such disclosure is required by law.  Each party agrees and acknowledges that such party and its directors, officers, employees, agents and representatives will disclose business information and information about the proposed transaction in the course of securing financings for the Company and Rightscorp and that the parties and their representatives may be required to disclose that information under the continuous disclosure requirements of the Exchange Act.

20.           This LOI shall be construed in accordance with, and governed by, the laws of the State of Nevada, and each party separately and unconditionally subjects to the jurisdiction of any court of competent authority in the State of Nevada, and the rules and regulations thereof, for all purposes related to this agreement and/or their respective performance hereunder.

21.           The parties shall prepare, execute and file any and all documents necessary to comply with all applicable federal and state securities laws, rules and regulations in any jurisdiction where they are required to do so.

22.           If any term or provision hereof shall be held illegal or invalid, this LOI shall be construed and enforced as if such illegal or invalid term or provision had not been contained herein.

23.           This LOI may be executed in counterparts, by original or facsimile signature, with the same effect as if the signatures to each such counterpart were upon a single instrument; and each counterpart shall be enforceable against the party actually executing such counterpart.  All counterparts shall be deemed an original copy.

24.           The delay or failure of a party to enforce at any time any provision of this LOI shall in no way be considered a waiver of any such provision, or any other provision of this LOI.  No waiver of, delay or failure to enforce any provision of this LOI shall in any way be considered a continuing waiver or be construed as a subsequent waiver of any such provision, or any other provision of this LOI.

25.           This LOI may be terminated prior to entering into the Definitive Agreement (i) by mutual written agreement of the parties, (ii) by either party if the Definitive Agreement has not been entered into by August 1, 2013 through no fault of terminating party, or (iii) by either party in the event of a material breach of this LOI by the other party, including failure by the Company to promptly fund the LOI Advance after execution of this LOI.

[SIGNATURE PAGE FOLLOWS]

DATED EFFECTIVE: June 18, 2013

STEVIA AGRITECH CORP.

By:           /s/ Lester Esguerra Martinez
Name:       Lester Esguerra Martinez
Title:         President

RIGHTSCORP, INC.

By:           /s/ Christopher Sabec
Name:      Christopher Sabec
Title:        CEO